Exhibit 4.1

NUMBER SHARES 0 Incorporated under the laws of The Republic of The Marshall Islands Ardmore Shipping Corporation Total Authorized Issue 500 Shares $0.01 Par Value Common Stock See Reverse for Certain Definitions This is to certify that is the owner of fully paid and non-assessable shares of the above Corporation transferable only on the books of the Corporation by the holder thereof in person or by a duly authorized Attorney upon surrender of this Certificate properly endorsed. SPECIMEN Witness, the seal of the Corporation and the signatures of its duly authorized officers. Dated Secretary Treasurer President